UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 31, 2009

HANCOCK FABRICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-9482	64-0740905
(State or other jurisdiction	(Commission	(I. R. S. Employer
of incorporation)	File Number)	Identification No.)

One Fashion Way, Baldwyn, MS	38824
(Address of Principal Executive Offices)	(Zip Code)

Company's telephone number, including area code: (662) 365-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Carl E. Berg, current Chairman of Hancock Fabrics, Inc. (the “Company”) Board of Directors, has notified the Company of his intent to resign from the Board and all associated committees, including the Management Compensation and Review Committee and the Corporate Governance and Nominating Committee, effective August 4, 2009.  Mr. Berg is resigning his position in order to devote additional time to his numerous other business ventures.  Mr. Berg has no disagreements with the Company on any matter.

The remaining Directors have elected Neil Subin to serve on the Board effective August 4, 2009, until the next annual shareholder meeting.  Mr. Subin will participate on the Audit Committee and Corporate Governance and Nominating Committee of the Board.  Mr. Subin served on the Equity Committee during the Company’s reorganization and periodically serves as an advisor to various investment funds which have or currently hold the Company’s securities.

Mr. Subin (44 years of age) currently serves as the President and Managing Director of Trendex Capital Management, an investment firm focusing primarily on distressed and troubled companies, a position he has held since 1989.  Mr. Subin also participates on the boards of Movie Gallery, Inc., Primus Telecommunications Group, Inc., Fibertower Corp., The Leap Wireless International, Inc., Liquidating Trust, and Federal Mogul Corporation.  Mr. Subin received a Bachelors degree from Brooklyn College.

Mr. Subin will receive compensation as an independent Director pursuant to the Company’s standard independent Director compensation plan.

In conjunction with Mr. Berg’s resignation and Mr. Subin’s election, current Director Steve Scheiwe has been appointed Chairman of the Board.  Mr. Scheiwe has resigned his position on the Audit Committee due to his additional responsibilities as Chairman.  Additionally, current Director Harry Schulman has been appointed to replace Mr. Berg on the Management Compensation and Review Committee.

Effective July 27, 2009, the Company’s Senior Vice President and Chief Merchant, Linda Gail Moore, has been reassigned to an interim position of Strategic Merchandising Special Projects.  In this capacity, she will be reviewing and analyzing merchandising opportunities.  The assessment of both internal and external candidates for her previous position will begin immediately.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HANCOCK FABRICS, INC.
(Registrant)

By:	/s/ Robert W. Driskell
Name:	Robert W. Driskell
Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: July 31, 2009